UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 8, 2014

CDK Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-36486	46-5743146
(Commission File Number)	(I.R.S. Employer Identification No.)

1950 Hassell Road, Hoffman Estates, IL	60169
(Address of principal executive offices)	(Zip Code)

(847) 397-1700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 8, 2014, CDK Global, Inc. (the “Company”) issued a press release announcing that it priced $250,000,000 aggregate principal amount of its 3.30% Senior Notes due 2019 at an issue price of 100% (the “2019 Notes”) and $500,000,000 aggregate principal amount of its 4.50% Senior Notes due 2024 at an issue price of 100% (the “2024 Notes” and, together with the 2019 Notes, the “Notes”). The 2019 Notes will mature on October 15, 2019 and the 2024 Notes will mature on October 15, 2024. The Notes will be general unsecured obligations of the Company and will not be guaranteed by any of the Company’s subsidiaries. The net proceeds from the sale of the Notes are expected to be used by the Company, together with cash on hand, to repay all outstanding borrowings under its short-term $750 million senior unsecured bridge loan facility. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The Notes have been offered in a private offering that is exempt from registration under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act. This Report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful. This Report contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 8, 2014, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2014

CDK Global, Inc.

By:	/s/ Steven J. Anenen
Name: Steven J. Anenen
Title: President and Chief Executive Officer